EXHIBIT (14)

Consent of Independent Registered Public Accounting Firm
We consent to the references to our firm under the captions “Other Service Providers,” “Financial Highlights,”  “Appendix A –Agreement and Plan of Reorganization” and “Appendix B – Financial Highlights” in the Combined Information Statement/Prospectus and “Other Third-Party Service Providers to the Fund,” “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information each included in this Registration Statement (Form N-14) of Neuberger Berman ETF Trust.
We also consent to the references to our firm under the caption “Financial Highlights” in the Prospectus and “Other Third-Party Service Providers to the Funds,” “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated February 28, 2025, and each included in Post-Effective Amendment No. 147 to the Registration Statement (Form N-1A, File No. 002-85229) of Neuberger Berman Income Funds, filed with the Securities and Exchange Commission, and incorporated by reference into the Combined Information Statement/Prospectus included in this Registration Statement.
We also consent to the incorporation by reference of our report dated December 26, 2024, with respect to the financial statements and financial highlights of Neuberger Berman Emerging Markets Debt Fund (one of the series constituting Neuberger Berman Income Funds) included in the Annual Report to Shareholders (Form N-CSR) for the year ended October 31, 2024, into this Registration Statement, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Boston, Massachusetts
May 20, 2025